Exhibit 99.1

Contacts:	Layne Christensen Company	The Equity Group Inc.
	Jerry W. Fanska	Devin Sullivan
	Sr. Vice President Finance	Sr. Vice President
	913-677-6858	212-836-9608
	www.laynechristensen.com	www.theequitygroup.com

THURSDAY, SEPTEMBER 6, 2012

LAYNE CHRISTENSEN REPORTS SECOND QUARTER FISCAL 2013 FINANCIAL RESULTS

●	Revenues for Q2 FY2013 were essentially unchanged at $289.6 million.

●
Net loss from continuing operations for Q2 FY2013 was $2.9 million, or $0.15 per share, compared to net income from continuing operations of $10.3 million, or $0.53 per diluted share, last year. Q2 FY2013 included a $7.7 million net non-cash loss on the remeasurement of an equity investment. Excluding this loss, net income from continuing operations for Q2 FY2013 was $4.8 million, or $0.25 per diluted share.

●
During Q2 FY2013, Layne’s Energy Division was reclassified as a discontinued operation, resulting in a net loss from discontinued operations of $21.1 million, or $1.08 per share. Included in the net loss is an after tax non-cash loss of $20.0 million to write down the carrying value of the Energy Division assets to the expected selling price, less costs to sell.

●	Net loss for Q2 FY2013, including discontinued operations, was $24.0 million, or $1.23 per share, compared to net income of $10.6 million, or $0.54 per diluted share for Q2 FY2012.

●	Heavy Civil experienced pre-tax losses of $8.8 million, reflecting continued pressure on margins and cost overruns on several difficult contracts.

●	As of July 31, 2012, cash and equivalents were $36.3 million, long-term debt, excluding current maturities, was $109.0 million, and Layne stockholders’ equity was $427.3 million ($21.57 per share).

“The non-cash remeasurement of an equity investment masked a second consecutive quarter of profitable continuing operations. Our Water Resources, Inliner, Geoconstruction (before remeasurement charge), and Mineral Exploration Divisions operated profitably. Heavy Civil, however, generated a substantial loss due to reduced activity levels, cost overruns, and legacy execution issues. We have taken what we believe are the necessary steps to remedy the performance at Heavy Civil as we work through the low margin legacy backlog, begin to realize the benefits of our efforts to procure higher margin projects and decrease our reliance on hard bid municipal work. Our Mineral Exploration business was impacted by a shifting of assets to geographies that we believe offer greater profit potential, a disruption of our West African operations from the Mali unrest and a temporary mine shutdown by one of our affiliate’s major clients in Chile as a result of a third party injury. We expect Mineral Exploration’s results for FY2013 will be in line with FY2012 results. We are also moving ahead with the sale of Layne’s Energy Division, an important step in our plan to focus on creating a new, total water solutions business for the energy sector.”

--Rene J. Robichaud, President and Chief Executive Officer

Financial Data	Three Months		%	Six Months		%
(000's, except per share data)	7/31/12	7/31/11	Change	7/31/12	7/31/11	Change
Revenues
--Water Resources	$70,633	$72,424	(2.5)	$140,620	$136,776	2.8
--Inliner	35,199	31,593	11.4	69,567	60,648	14.7
--Heavy Civil	76,380	92,116	(17.1)	149,251	176,772	(15.6)
--Geoconstruction	35,187	23,290	51.1	59,392	43,114	37.8
--Water Infrastructure	217,399	219,423	(0.9)	418,830	417,310	0.4
--Mineral Exploration	70,424	68,997	2.1	140,991	131,764	7.0
--Other	1,737	890	95.2	3,182	1,947	63.4
Total revenues	$289,560	$289,310	0.1	$563,003	$551,021	2.2
Net income (loss) from continuing operations attributable to
Layne Christensen Company	$(2,920)	$10,338	(128.2)	$1,736	$22,777	(92.4)
Diluted income (loss) per share - continuing operations	$(0.15)	$0.53	(128.3)	$0.09	$1.16	(92.2)

Net income (loss) attributable to
Layne Christensen Company	$(24,025)	$10,610	(326.4)	$(20,275)	$23,676	(185.6)
Diluted income (loss) per share	$(1.23)	$0.54	(327.8)	$(1.02)	$1.20	(185.0)

Reconciliation to non-GAAP Financial Data	Three Months		%	Six Months		%
(000's, except per share data)	7/31/2012	7/31/2011	Change	7/31/2012	7/31/2011	Change
Net income (loss) from continuing operations attributable to
Layne Christensen Company	$(2,920)	$10,338	(128.2)	$1,736	$22,777	(92.4)
Loss on remeasurement of equity investment	7,705	-	**	7,705	-	**

Net income from continuing operations attributable to
Layne Christensen Company excluding loss on
remeasurement of equity investment*	$4,785	$10,338	(53.7)	$9,441	$22,777	(58.6)
Diluted income per share - continuing operations excluding loss on remeasurement of equity investment	$0.25	$0.53	(52.8)	$0.48	$1.16	(58.6)
* Management believes the exclusion of this item provides a useful basis for evaluating underlying business performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating business performance utilizing GAAP financial information.
** Not meaningful

-more-

MISSION WOODS, KANSAS, Thursday, September 6, 2012 – Layne Christensen Company (Nasdaq: LAYN) today announced financial results for the fiscal 2013 second quarter (Q2 FY2013) and six months ended July 31, 2012, including a discussion of results of operations by division.

Revenues for Q2 FY2013 increased $0.3 million, or 0.1%, to $289.6 million from $289.3 million for the fiscal 2012 second quarter ended July 31, 2011, as higher revenues at Layne’s Inliner, Geoconstruction and Mineral Exploration Divisions were offset by revenue declines at Heavy Civil and, to a lesser extent, Water Resources. The loss from continuing operations for Q2 FY2013 was $2.9 million, or $0.15 per share, compared to income from continuing operations of $10.3 million, or $0.53 per share, in the same period last year. Income from continuing operations for Q2 FY2013 included a $7.7 million net non-cash charge related to remeasurement of a previously held equity investment to fair value in the Geoconstruction division (discussed below); excluding this charge, income from continuing operations for Q2 FY2013 was $4.8 million, or $0.25 per share. The Water Resources, Inliner, and Mineral Exploration Divisions each operated profitably during Q2 FY2013; however, their performance was offset by the above-referenced non-cash charge and $8.8 million in pre-tax losses at Heavy Civil due to margin pressures and cost overruns that continued into Q2 FY2013. The net loss for Q2 FY2013 was $24.0 million, or $1.23 per diluted share, and included a loss from discontinued operations of $21.1 million, or $1.08 per share. During Q2 FY2013 Layne reclassified its Energy Division as a discontinued operation and is currently negotiating a sale of that business. In connection with the change, Layne recorded an after tax loss on the carrying value of the Energy Division assets of $20.0 million.

Cost of revenues increased $1.9 million or 0.8% to $230.5 million (79.6% of revenues) from $228.6 million (79.0% of revenues)  for the same period last year. The increased percentage of revenues resulted from margin pressures across most divisions, especially those exposed to the municipal sector, as well as  cost overruns in Heavy Civil for Q2 FY2013.

Selling, general and administrative expenses increased 11.9% to $41.9 million from $37.5 million in last year’s second quarter. The increase was primarily due to additional legal and professional fees of $3.5 million and $1.2 million of increased compensation costs, partially offset by reduction in various other expense categories.

Depreciation, depletion and amortization increased 24.4% to $16.0 million for Q2 FY2013 from $12.8 million in the same period  last year, primarily driven by additional assets from acquisitions and property additions.

During Q2 FY2013, Layne acquired the remaining 50% of Diberil Sociedad Anonima, (“Diberil”) a Uruguayan company and parent company to Costa Fortuna (Brazil and Uruguay). Previously, Diberil had been accounted for on the equity method. In accordance with accounting guidance in moving the company to a fully consolidated basis, Layne remeasured the previously held equity investment to fair value and recognized a non-cash loss of $7.7 million during Q2 FY2013. The fair value of the initial 50% noncontrolling interest was estimated to be $15.8 million at the time of the adjustment.

Equity in earnings of affiliates decreased 18.8% to $6.4 million for Q2 FY2013 from $7.8 million in last year’s second quarter.   The decline is primarily due to decreased earnings at our affiliate operations in Mineral Exploration due to a temporary mine shutdown by one of our clients and inefficiencies caused by transferring equipment between sites. Both situations no longer exist.

Interest expense increased to $0.8 million from $0.7 million, the result of increased borrowings on our credit facilities to fund capital expenditures, acquisitions and seasonal working capital needs.

Other income, net for Q2 FY2013, consisted primarily of gains of $0.9 million on the sale of equipment, an adjustment of $0.5 million for the expected earnout liability on a prior acquisition, and foreign exchange gains of $0.4 million.

Income tax expense of $3.6 million (an effective rate of 414.5%) was recorded for Q2 FY2013, compared to $7.9 million (an effective rate of 42.0%) for the same period last year. The current effective tax rate was adversely impacted by the Diberil loss recognized during the second quarter upon which no income tax benefit was recorded. Exclusive of the Diberil loss, the Company’s effective tax rate would have been 42.4% for Q2 FY2013. The effective rate in excess of the statutory federal rate for the period was due primarily to the impact of nondeductible expenses and the tax treatment of certain foreign operations.

Summary of Operating Segment Data

The following table summarizes financial information for the Company’s operating segments. A discussion of the results for Q2 FY2013 of each segment follows the table.

	Three Months		Six Months
	Ended July 31,		Ended July 31,
(in thousands)	2012	2011	2012	2011
Revenues
Water Resources	$70,633	$72,424	$140,620	$136,776
Inliner	35,199	31,593	69,567	60,648
Heavy Civil	76,380	92,116	149,251	176,772
Geoconstruction	35,187	23,290	59,392	43,114
Water Infrastructure	217,399	219,423	418,830	417,310
Mineral Exploration	70,424	68,997	140,991	131,764
Other	1,737	890	3,182	1,947
Total revenues	$289,560	$289,310	$563,003	$551,021
Equity in earnings of affiliates
Geoconstruction	$1,556	$799	$3,488	$925
Mineral Exploration	4,804	7,037	10,634	11,580
Total equity in earnings of affiliates	$6,360	$7,836	$14,122	$12,505
Income (loss) from continuing operations before income taxes
Water Resources	$3,194	$4,443	$4,651	$14,044
Inliner	3,221	2,649	5,136	5,385
Heavy Civil	(8,843)	(1,925)	(16,145)	322
Geoconstruction	(2,797)	4,477	(616)	4,906
Water Infrastructure	(5,225)	9,644	(6,974)	24,657
Mineral Exploration	16,467	18,819	36,319	36,065
Other	(1,220)	(779)	(1,979)	(1,330)
Unallocated corporate expenses	(8,303)	(8,169)	(16,687)	(17,269)
Interest expense	(841)	(717)	(1,416)	(1,061)
Total income from continuing operations before income taxes	$878	$18,798	$9,263	$41,062

Division Data

Water Resources Division	Three Months		Six Months
	Ended July 31,		Ended July 31,
(in thousands)	2012	2011	2012	2011
Revenues	$70,633	$72,424	$140,620	$136,776
Income before income taxes	3,194	4,443	4,651	14,044

Water Resources Division revenues decreased $1.8 million, or 2.5%, for Q2 FY2013 due in large part to continuing softness in municipal markets, offset by better performance in drought affected areas of the U.S.

The decline in income before income taxes for the three months was primarily the result of lower margins on contracts which have replaced our previous Afghanistan project, a negative impact of approximately $2.7 million.

The backlog in the Water Resources Division was $92.0 million as of July 31, 2012, compared to $93.3 million as of April 30, 2012, and $102.6 million as of July 31, 2011.

Inliner Division	Three Months		Six Months
	Ended July 31,		Ended July 31,
(in thousands)	2012	2011	2012	2011
Revenues	$35,199	$31,593	$69,567	$60,648
Income before income taxes	3,221	2,649	5,136	5,385

Higher Inliner Division revenues reflected improvements across most of the geographic regions in which the Division operates. The increase in income before income taxes for Q2 FY2013 was primarily driven by increased volume and improved mix of business.

The backlog in the Inliner Division was $65.2 million as of July 31, 2012, compared to $78.0 million as of April 30, 2012, and $82.0 million as of July 31, 2011. We anticipate our backlog to improve as we renegotiate annual contracts.

Heavy Civil Division	Three Months		Six Months
	Ended July 31,		Ended July 31,
(in thousands)	2012	2011	2012	2011
Revenues	$76,380	$92,116	$149,251	$176,772
Income (loss) before income taxes	(8,843)	(1,925)	(16,145)	322

The overall decline in revenues for the Heavy Civil Division in Q2 FY2013 was primarily comprised of decreases of $22.7 million for our plant construction work and increases of $8.0 million for our pipeline construction work. We are continuing our efforts to be more selective in the projects that we compete for, seeking higher margin opportunities. We have significantly reduced our plant construction operations in most areas of the country as a result.

The reduced activity levels, continued significant cost overruns on primarily six projects, four of which were from the same office, and excess administrative overhead costs have resulted in continuing losses for the division. Management has been replaced in several of the Division’s offices, and the Division is focused on completing projects as expeditiously as possible while reducing overhead. Headcount in the division has been reduced by 15% from last year.

The backlog in the Heavy Civil Division was $309.4 million as of July 31, 2012, compared to $297.4 million as of April 30, 2012, and $244.6 million as of July 31, 2011.

Geoconstruction Division	Three Months		Six Months
	Ended July 31,		Ended July 31,
(in thousands)	2012	2011	2012	2011
Revenues	$35,187	$23,290	$59,392	$43,114
Income before remeasurement of equity investment	4,908	4,477	7,089	4,906
Loss on remeasurement of equity investment	(7,705)	-	(7,705)	-
Income (loss) before income taxes	(2,797)	4,477	(616)	4,906
Equity in earnings of affiliate, included in above earnings	1,556	799	3,488	925

On May 30, 2012, the Division acquired the remaining 50% of Diberil Sociedad Anonima, (“Diberil”) a Uruguayan company and parent company to Costa Fortuna (Brazil and Uruguay). The results of Diberil are reported on a consolidated basis from that date, rather than on an equity basis as had been done previously. This resulted in revenue of $5.1 million being recorded in Q2 FY2013.

In accordance with accounting guidance in moving Diberil to a fully consolidated basis, we remeasured the previously held 50% noncontrolling interest in Diberil to fair value and recognized a non-cash write-down of $7.7 million during the period.

Including its consolidated and equity basis results, Diberil contributed $2.3 million of income before income taxes for Q2 FY2013, compared to $0.8 million in the same period last year. Results at Diberil have improved over last year due to good performance on a river crossing project in the Amazon.

Excluding results from Diberil, for Q2 FY2013 Geoconstruction Division revenues increased $6.8 million due primarily to progress on a ground stabilization project in Washington D.C. Income before income taxes was down approximately $1.0 million from the prior year, as last year’s earnings included a dam stabilization project that ended with much better performance than expected. Upfront start up costs on more recent projects this year also had an adverse impact on income before income taxes.

The backlog in the Geoconstruction Division was $71.5 million as of July 31, 2012, compared to $57.0 million as of April 30, 2012, and $50.5 million as of July 31, 2011.

Mineral Exploration Division	Three Months		Six Months
	Ended July 31,		Ended July 31,
(in thousands)	2012	2011	2012	2011
Revenues	$70,424	$68,997	$140,991	$131,764
Income before income taxes	16,467	18,819	36,319	36,065
Equity in earnings of affiliates, included in above earnings	4,804	7,037	10,634	11,580

Mineral Exploration Division revenues increased 2.1% for Q2 FY2013 from the same period last year. Revenues have increased across all operations except for Canada and Brazil. We have been shifting rigs and equipment from Canada to Brazil and to other areas where we feel there is greater margin potential for our services. The time and cost spent in moving the equipment and incorporating it and crews into the new markets has reduced revenues and earnings from that equipment.

Equity earnings from our affiliates in South America was impacted during Q2 FY2013 by a temporary mine shutdown by one of our clients and inefficiencies caused by moving equipment between job sites.

Income before income taxes from our wholly owned businesses was flat for Q2 FY2013 notwithstanding a disruption in our West African operations from the Mali unrest.

Other	Three Months		Six Months
	Ended July 31,		Ended July 31,
(in thousands)	2012	2011	2012	2011
Revenues	$1,737	$890	$3,182	$1,947
Loss before income taxes	(1,220)	(779)	(1,979)	(1,330)

Other revenues and losses before income taxes are primarily from our Layne Energy Services initiative of expanding water related services to the energy markets.

Unallocated Corporate Expenses

Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $8.3 million for Q2 FY2013 compared to $8.2 million for the same period last year.

Conference Call

Rene Robichaud, President & CEO, and Jerry W. Fanska, Senior Vice President -- Finance, will conduct a conference call at 11:00 AM ET / 10:00 AM CT this morning to discuss these results and related matters. Interested parties may participate in the call by dialing (877) 212-6082 (Domestic) or (707) 287-9332 (International). The conference call will also be broadcast live via the Investor Information sector of Layne's website at www.layne.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website for approximately 90 days.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management's intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as "should," "intended," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to:  the outcome of the ongoing internal investigation into, among other things, the legality, under the FCPA and local laws, of certain payments to agents and other third parties interacting with government officials in certain countries in Africa relating to the payment of taxes and the importing of equipment (including any government enforcement action which could arise out of the matters under review or that the matters under review may have resulted in a higher dollar amount of payments or may have a greater financial or business impact than management currently anticipates), prevailing prices for various commodities, unanticipated slowdowns in the Company's major markets, the availability of credit, the risks and uncertainties normally incident to the construction industry and exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Layne is a global solutions provider to the world of essential natural resources—water, mineral and energy. We offer innovative, sustainable products and services with an enduring commitment to safety, excellence and integrity.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL DATA

	Three Months		Six Months
	Ended July 31,		Ended July 31,
	(unaudited)		(unaudited)
(in thousands, except per share data)	2012	2011	2012	2011
Revenues	$289,560	$289,310	$563,003	$551,021
Cost of revenues (exclusive of depreciation, depletion,
amortization shown below)	(230,458)	(228,572)	(449,774)	(426,403)
Selling, general and administrative expenses	(41,924)	(37,478)	(82,089)	(76,944)
Depreciation, depletion and amortization	(15,984)	(12,847)	(29,857)	(26,238)
Loss on remeasurement of equity investment	(7,705)	-	(7,705)	-
Equity in earnings of affiliates	6,360	7,836	14,122	12,505
Interest expense	(841)	(717)	(1,416)	(1,061)
Other income (expense), net	1,870	1,266	2,979	8,182
Income before income taxes	878	18,798	9,263	41,062
Income tax expense	(3,639)	(7,892)	(7,127)	(17,151)
Net income (loss) from continuing operations	(2,761)	10,906	2,136	23,911
Net income (loss) from discontinued operations	(21,105)	272	(22,011)	899
Net income (loss)	(23,866)	11,178	(19,875)	24,810
Net income attributable to noncontrolling interests	(159)	(568)	(400)	(1,134)
Net income (loss) attributable to Layne Christensen Company	$(24,025)	$10,610	$(20,275)	$23,676

Earnings per share information attributable to
Layne Christensen shareholders:
Basic income (loss) per share - continuing operations	(0.15)	0.54	0.09	1.17
Basic income (loss) per share - discontinued operations	(1.08)	0.01	(1.13)	0.05
Basic income (loss) per share	$(1.23)	$0.55	$(1.04)	$1.22

Diluted income (loss) per share - continuing operations	(0.15)	0.53	0.09	1.16
Diluted income (loss) per share - discontinued operations	(1.08)	0.01	(1.11)	0.04
Diluted income (loss) per share	$(1.23)	$0.54	$(1.02)	$1.20

Weighted average shares outstanding - basic	19,473	19,453	19,473	19,449
Dilutive stock options and nonvested shares	-	204	313	223
Weighted average shares outstanding - dilutive	19,473	19,657	19,786	19,672

	As of
	July 31,	January 31,
(in thousands)	2012	2012
	(unaudited)	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$36,321	$41,916
Working capital, including current maturities of long term debt ¹	183,503	136,404
Total assets	831,667	805,836
Total long term debt, excluding current maturities	109,040	52,716
Total Layne Christensen Company stockholders' equity	427,300	448,665

Common shares issued and outstanding	19,810	19,669

 (1) Working capital as of July 31, 2012, includes $13.8 million related to the Company’s held-for-sale Energy Division which would otherwise be reflected as non-current.